AMENDMENT EFFECTIVE January 1, 2025

to the

YRT AGREEMENT

Treaty No. 201711.1 (Effective November 11, 2017)

between

THRIVENT FINANCIAL FOR LUTHERANS

(Ceding Company)

and

SCOR GLOBAL LIFE USA REINSURANCE COMPANY

(Reinsurer)

This Amendment, between Thrivent Financial for Lutherans (“Ceding Company”) and SCOR Global Life USA Reinsurance Company (“Reinsurer”), is attached to and becomes part of the Reinsurance Agreement specified above, made and entered into by and between the parties hereto, together with all amendments and supplements thereto (the “Reinsurance Agreement”).

Whereas, on September 19, 2024, the Ceding Company provided written notification to the Reinsurer of its intent to terminate the Reinsurance Agreement for new business effective January 1, 2025, and

Whereas, for administrative purposes, the Ceding Company and the Reinsurer are documenting this termination in an amendment to the Reinsurance Agreement.

It is understood by the parties that effective January 1, 2025, the Reinsurance Agreement shall be terminated with respect to new business.

The Reinsurance Agreement shall remain in full force and effect for all reinsurance that became effective prior to January 1, 2025.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all amendments and supplements thereto.

Amendment 201711.1.3

IN WITNESS WHEREOF, the parties hereto have each executed this Amendment on the date indicated.

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Caleb A Bousu (Nov 5, 2024 10:06 CST)
Title: SVP, Chief Actuary
Date: Nov 5, 2024

SCOR GLOBAL LIFE USA REINSURANCE COMPANY

By:	/s/ Meredith FUNDERBURK (Nov 5, 2024 10:51 EST)	By:	/s/ Louis GIRARD
Title: VP		Title: AVP
Date: Nov 5, 2024		Date: Nov 5, 2024

Amendment 201711.1.3